Exhibit 10.10

VERTEX INC. & SUBSIDIARIES

2010 LONG-TERM REWARDS PLAN

[As Amended and Restated November 29, 2011]

For Performance Periods Beginning on and after January 1, 2010

I.             Introduction

This 2010 Long-Term Rewards Plan (the “Plan” or “LTRP”) is effective for awards made under it solely for performance periods beginning on and after January 1, 2010. The Company’s Long-Term Incentive Plan adopted in 2009 will continue to govern awards made under it prior to January 1, 2010.

The purpose of this Plan is to advance the interests of Vertex, Inc. (the “Company”), and to increase shareholder value by providing key employees of the Company and of its subsidiaries, consistent with the Company’s compensation philosophy, with long-term rewards that will:

•              Align the long term interests of participants with those of shareholders

•              Provide competitive compensation opportunities for key managers

•              Support attracting and retaining talented individuals

The Plan is a multi-year performance plan under which the Compensation Committee of the Company’s Board of Directors (the “Committee”) may make long-term participation awards, to be settled in cash to the extent earned after a specified performance period.

II.            General

No portion of any award under this Plan shall be deemed earned until it has been calculated and becomes payable, at the end of the applicable performance period or otherwise, as provided in and subject to the terms and conditions of the Plan.

Unless otherwise specified by the Committee the Company’s annual audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America or such other accounting principles as may be required or permitted by the Financial Accounting Standards Board, shall be the sole and conclusive source of information concerning the Company’s financial condition and results of operations for all purposes under the Plan.

III.          Initial Committee Determinations

January 1 of each year the Plan is in effect shall begin a new multi-year performance period, the duration of which shall be determined by the Committee. Unless otherwise specified by the Committee a performance period shall consist of three consecutive calendar years.

For each performance period for which participation awards are to be made, the Committee shall determine the “Performance Metrics,” a “Target CAGR” for each Performance Metric, “Percentage Factors,” and “Thresholds” (all as hereinafter defined)

which shall be applicable in calculating “Earned Awards” and “Enhanced Awards” (as hereinafter defined) for that performance period.

IV.          Key Employees

Awards of participations for a performance period under the Plan may be made to key employees of the Company or of any subsidiary of the Company who are recommended for participation by the Chief Executive Officer (CEO) and approved by the Committee.  The Committee may also award participations for a performance period under the Plan to employees who are hired or promoted after the beginning of that performance period.  Any recommendation to make an award to such a new or promoted employee after the beginning of a performance period shall be submitted by the CEO to the Committee. The participation awarded to such new or promoted employee shall become effective on the first day of a calendar quarter to be specified by the Committee. The “Designated Participation” (as hereinafter defined) awarded to each such new or promoted employee shall be prorated based on the percentage of full calendar quarters remaining in the performance period from the award’s effective date.  Individuals who terminate employment from the Company and are later rehired will be treated the same as new hires.

V.            Participations

Each award of an individual participation under the Plan shall be made by the Committee to a key employee recommended by the CEO as provided in Section IV, above, and shall specify the following:

Employee’s name

Performance period for the award

Employee’s “Designated Participation”

A Designated Participation shall be an amount expressed either in units, dollars, or as a percentage of the employee’s base salary for the first year of the performance period (or, if the employee is a newly hired or promoted employee awarded a participation after the start of the performance period, the employee’s annual base salary in effect when the participation becomes effective). Designated Participations shall be determined in the discretion of the Committee on the basis of the Company’s long-term-reward compensation philosophy and an assessment of each participant’s contributions and future potential. A Designated Participation (subject to proration, if any, as provided in Section VII.a, below) shall be used solely in calculating the employee’s pro rata share of the “Award Pool” or of the “Enhanced Award Pool” (both as hereinafter defined) following the end of the applicable performance period.

If a Designated Participation is awarded to a member of the Company’s Corporate Leadership Team or any successor team or similar group as may be identified by the Committee, and thereafter during the performance period to which the Designated Participation applies that individual for any reason ceases to be a member of such team but remains an employee of the Company, the Committee shall have the right to reduce such individual employee’s Designated Percentage, on a prorated basis or otherwise, in such a fashion and to such extent as the Committee in its sole discretion may deem reasonable under the circumstances. In taking any such action the Committee shall take into consideration the manner by which their action will be implemented in the calculation of any Earned Award or Enhanced Award as hereinafter provided.

Prior to awarding any Designated Participation for a performance period under the Plan the Committee should consider whether to specify any Performance Metrics, Thresholds, or Percentage Factors, different from those provided in  Sections VI.a, VI.b, and VI.c, to be applicable to the award.

In awarding a Designated Participation under the Plan to any employee of a subsidiary that is a foreign entity, the Committee may, but need not, impose such additional terms and conditions, including but not limited to requirements with respect to deductions and other withholdings, as it, in its discretion, deems advisable.

VI.          Calculation and Payment of Earned Awards and Enhanced Awards

a.                                      Performance Metrics

“Performance Metrics” for each performance period will be key strategic measures tied to the long-term consolidated performance of the Company.  They will be established by the Committee within ninety days following the start of each performance period and communicated to plan participants.  Performance Metrics so established will be in effect for the entire performance period unless amended by the Committee in its discretion due to special situations. The Committee shall communicate amended Performance Metrics to participants within thirty days of amending.  The Committee may establish different Performance Metrics for each performance period.

Unless otherwise specified by the Committee, the Performance Metrics (each, a “Performance Metric”) shall be the Company’s consolidated:

1.                                      Revenue

2.                                      Pre-tax Net Income

3.                                      Net CGO

For the purposes of the Plan:  “Net CGO” shall mean, with respect to any applicable calendar year, consolidated (i) net cash generated by the Company’s operating activities, less (ii) purchases and capitalized property and equipment and capitalized software additions.

b.                                      Thresholds

For each Performance Metric the Committee may establish a minimum acceptable annual level of performance (“Threshold”) for each calendar year including the last in any performance period.  Any Threshold shall be established by the Committee   at the same time it establishes the Performance Metrics for a performance period and communicated to Plan participants.

If in any year of a performance period (including, without limitation, the last calendar year of any performance period) the Company’s consolidated performance is below any Threshold applicable to that performance period, no “Earned Award” or “Enhanced Award” (both as hereinafter defined) or any other award under the Plan shall become payable to any participant for that performance period, at the end of the performance period or otherwise, whether or not other Thresholds applicable to that performance period, if any, have been achieved. Notwithstanding the foregoing the Committee may, in its sole discretion, approve the payment of an amount in lieu of any Earned Award or Enhanced Award (in such amount as the Committee may specify) at the end of a performance period in spite of the Company’s failure to have achieved any Threshold.

Unless otherwise specified by the Committee, the sole Threshold for each calendar year of a performance period shall be the Company’s achievement of ninety percent (90%) of the consolidated Pre-tax Net Income budgeted for that year in the final annual budget approved by the Company’s Board of Directors.

c.                                       Percentage Factors

As used herein, a Percentage Factor shall be a stated percentage by which growth in a Performance Metric over a performance period is to be multiplied in calculating an Award Pool, an Enhanced Award Pool or a “Target Award Pool” (as hereinafter defined). Each Percentage Factor applicable to a performance period will be established by the Committee within ninety days following the start of the performance period and communicated to Plan participants. Once established a Percentage Factor applicable to a particular performance period may be changed for that performance period only if the Committee decides, in its discretion, that a different Percentage Factor, which it shall specify, is necessary or appropriate. The Committee shall communicate any new Percentage Factor to participants within thirty days of making the change. The Committee may establish different Percentage Factors for each performance period.

Unless otherwise specified by the Committee, the Percentage Factors applicable to the following Performance Metrics shall be:

Performance Metric		Percentage Factors

1.	Revenue	1.25%
2.	Pre-Tax Net Income	6.00%
3.	Net CGO	6.00%

d.              Target CAGR

For each performance period the Committee shall establish a “Target CAGR” for each Performance Metric. “Target CAGR” shall mean the specified annual growth rate that, compounded over a specified performance period, will be required to increase the dollar value of a Performance Metric from the dollar value achieved in the calendar year ended immediately prior to the beginning of the performance period to a higher dollar value targeted by the Committee for achievement in the last year of the performance period.

e.               Award Pool; Target Award Pool; Enhanced Award Pool

Upon receipt of the Company’s audited annual consolidated financial statements for the last calendar year of any performance period during which all Thresholds were met, but in no event later than 120 days following the end of the performance period, the Company shall determine the Award Pool, the Target Award Pool, and the Enhanced Award Pool (all as calculated below) for that performance period.

The Award Pool shall be calculated as follows:

(i) The Company shall calculate the growth in each Performance Metric over the performance period.  Growth in a Performance Metric shall equal the dollar excess in the value of the Performance Metric achieved in the last calendar year of the performance period over the dollar value of the same Performance Metric achieved in the calendar year ended immediately prior to the beginning of the performance period. (In no event shall growth be recognized as less than zero.)

(ii) The growth in each Performance Metric, as so calculated, shall be multiplied by the Percentage Factor applicable to that Performance Metric (such product, the “Performance Metric Contribution”).

(iii) The sum of the Performance Metric Contributions for all of the Performance Metrics applicable to a performance period shall constitute that performance period’s Award Pool.

The Target Award Pool shall be calculated as follows:

(i) The Company shall determine what the dollar growth in each Performance Metric would have been over the performance period if its dollar value in the calendar year ended immediately prior to the beginning of the performance period had grown over the performance period at exactly the Target CAGR.

(ii) The growth in each Performance Metric, as so calculated, shall be multiplied by the Percentage Factor applicable to that Performance Metric (such product, the “Target Performance Metric Contribution”).

(iii)  The sum of the Target Performance Metric Contributions for all of the Performance Metrics applicable to a performance period shall constitute that performance period’s Target Award Pool.

The Enhanced Award Pool shall be calculated as follows:

(i)  The Committee shall determine the actual compounded annual growth rate (“Actual CAGR”) achieved over the performance period by each applicable Performance Metric. If the Actual CAGR for all of the Performance Metrics exceeded their respective Target CAGRs for that performance period, the Committee shall determine the “CAGR Percentage Increase” for each Performance Metric using the following formula:

CAGR Percentage Increase = (Actual CAGR – Target CAGR)

Target CAGR

The Committee shall then determine the “Applicable CAGR Percentage Increase,” which shall be the lowest CAGR Percentage Increase among those calculated, as above, for all of the Performance Metrics.

(ii)  For each full 1.0% (that is, rounding any fractional percentage down to the next lowest whole number) of the Applicable CAGR Increase up to but not exceeding 20%, the Company shall increase the Target Award Pool by 5.0%.

(iii)  A dollar amount equal to the Target Award Pool as so increased (but not in any event increased in excess of 100%) shall constitute that performance period’s Enhanced Award Pool.

(f)          Earned Award; Enhanced Award

The sole award, if any, payable to eligible participants with respect to any completed performance period, shall be either an Earned Award or an Enhanced Award:

(i)  If the Award Pool for the performance period exceeds the Enhanced Award Pool for that performance period, the Company shall pay each eligible participant an Earned Award.

(ii)  If the Enhanced Award Pool for the performance period exceeds the Award Pool for that performance period, the Company shall pay each eligible participant an Enhanced Award.

If Designated Participations for the performance period have been awarded in units,

(i)  “Earned Award” for an eligible participant shall mean the dollar amount equal to the product of the “Award Pool Unit Value” (as defined below) multiplied by the number of units held by the participant for that performance period after proration, if any, as provided in Section VII.a, below.

(ii)  “Enhanced Award” for an eligible participant shall mean the dollar amount equal to the product of the “Enhanced Award Pool Unit Value” (as defined below) multiplied by the number of units held by the participant for that performance period after proration, if any, as provided in Section VII.a, below.

(iii)  The “Award Pool Unit Value” shall be the quotient, expressed in dollars, of the value of the Award Pool divided by the aggregate number of units held by all eligible participants for that performance period after all prorations, if any, as provided in Section VII.a, below.

(iv)  The “Enhanced Award Pool Unit Value” shall be the quotient, expressed in dollars, of the value of the Enhanced Award Pool divided by the aggregate number of units held by all eligible participants for that performance period after all prorations, if any, as provided in Section VII.a, below.

If Designated Participations for the performance period have been awarded in dollars or as a percentage of participant’s base salary for the first year of the performance period

(i)  “Earned Award” for an eligible participant shall mean an amount equal to the product of the value of the Award Pool multiplied by the eligible participant’s “Award Percentage” (as defined below).

(ii) “Enhanced Award” for an eligible participant shall mean an amount equal to the product of the value of the Enhanced Award Pool multiplied by the eligible participant’s Award Percentage.

(iii)  Each eligible participant’s “Award Percentage” shall be equal to the quotient of the eligible participant’s Designated Participation expressed in dollars (after proration, if any, as provided in Section VII.a, below) divided by the aggregate of all eligible participants’ Designated Participations for that performance period expressed in dollars (after all prorations, if any, as provided in Section VII.a,  below).

g.             Change in Control

In the event of a Change in Control during any year except the first calendar year of a performance period, an Earned Award shall be calculated as provided in Section VI.f and paid as provided in Section IX, except that the growth in each Performance Metric shall equal the excess  of the value of the Performance Metric achieved in the calendar year immediately preceding the calendar year in which the Change in Control occurs over the value of the Performance Metric achieved in the calendar year ended immediately prior to the beginning of the performance period. No Enhanced Award shall be paid under the Plan in the event of any Change in Control during a performance period.

No Earned Award shall be payable with respect to any performance period (i) if a Change in Control occurs in the first calendar year of the performance period, or (ii) if the Company’s performance, for any calendar year of the performance period completed prior to the effective date of the Change in Control, is below any Threshold applicable to that performance period, whether or not other Thresholds applicable to that performance period, if any, have been achieved.

Following a Change in Control participants shall have no further rights to any award under the Plan except as provided in this Subsection VI.g.

“Change in Control” means:  (i) any issuance or sale of the Company’s voting shares to a third party provided the issuance or sale consists of shares that will constitute more than 50% of the voting power of all of the Company’s issued and outstanding voting shares immediately following such issuance or sale, (ii) a statutory merger (regardless of whether or not the Company is the surviving entity) or a sale of all or substantially all of the assets of the Company, but only if the merger or sale results in members of  the Westphal Family (defined below) or their nominees holding directly and indirectly, less than an absolute majority of votes that may be cast by all shareholders of the surviving company in the election of directors, or (iii) a sale of a portion of the Company’s shares to a third party which, when taken together with one or more prior sales of the Company’s shares to third parties since January 1, 2010, results in there having occurred upon such sale, taken together with such prior sales, an event that cumulatively meets the conditions of (i), above.

“Westphal Family” means Rainer and Antoinette Westphal and their descendants.

h.             Forfeiture Pursuant to ICR Process

Notwithstanding any other provision in the Plan to the contrary, if a participant receives a final rating of “Does Not Meet” or two consecutive final ratings of “Usually Meets” through the Individual Contribution Rating (ICR) process (or reasonably similar ratings under any replacement individual performance review process that might be adopted by the Company) at any time during or with respect to any portion of a performance period, the participant shall forfeit, and have no further rights to, any Earned Award or Enhanced Award under the Plan for that performance period.  Such employee shall be treated as a new hire for purposes of re-entry into the Plan at a later date.

VII.         Termination of Employment

a.             Disability, Death, Retirement or Termination without Cause

If a participant’s employment has been terminated during a performance period by (i) disability (as determined by the Committee in its sole discretion) or death, (ii) “Retirement” (as defined below), or (iii) his or her involuntary termination without “Cause” (as defined below), and following that performance period Earned Awards or

Enhanced Awards for the performance period are payable pursuant to Section VI.f, the Company shall pay to such participant (or his or her beneficiary or guardian, as applicable), following the end of the performance period, his or her Earned Award or Enhanced Award, if any, calculated in accordance with Section VI.f but with his or her Designated Participation prorated based on the percentage of full calendar quarters in the performance period in which he or she had been an employee during the performance period.  If a participant’s employment is terminated after the end of a performance period by disability (as determined by the Committee in its sole discretion), death, Retirement, or involuntary termination without Cause, and provided Earned Awards or Enhanced Awards for that performance period are then payable pursuant to Section VI.f but have not yet been paid, the Company shall pay to the participant (or his or her beneficiary or guardian, as applicable) an award equivalent to the Earned Award or Enhanced Award, if any, he or she would have received had the participant’s employment not been so terminated.  Awards payable under this Section VII.a will be paid to the participant (or his or her beneficiary or guardian, as applicable) on the same date as all other awards for such performance period are paid. For the purposes of this Section VII.a, “Retirement” shall mean an employee’s voluntary termination of employment after reaching age 65 (or such earlier age as may have been agreed to in writing by the Committee prior to the start of the applicable performance period).

If during a performance period a Change in Control occurs after a participant’s employment has been terminated as provided in this Subsection VII.a, that participant’s rights to an Earned Award shall be determined under Subsection VI.f as if he or she were still an employee participant, but the participant shall not be entitled to any Enhanced Award due to such Change in Control.

b.             Other Terminations

If an employee either voluntarily terminates employment (other than by Retirement) or is terminated for Cause at any time during or after a performance period (prior to the date any award with respect to such performance period is paid), the employee shall thereby  (i) forfeit, and have no rights with respect to, any participation, Earned Award, Enhanced  Award, or any other award hereunder that may be or become payable for that performance period, at the end of the performance period or otherwise, and (ii) thereafter not be deemed an eligible participant under the Plan for any purpose.

c..            “Cause” means, unless otherwise defined in a participant’s employment agreement (in which case, such definition shall control):  (i) the conviction of a felony or entering of a plea of nolo contendere for a crime involving an act of fraud, dishonesty or moral turpitude, (ii) violation of the non-competition provisions of the participant’s employment agreement, if applicable, (iii) a material violation of the non-disclosure provisions of the participant’s employment agreement, if applicable, (iv) a breach of any other provisions of the participant’s employment agreement, if applicable, if, after 15 days written notice to the participant, the participant fails to cure such breach, or if such breach is not subject to cure, fails on an on-going basis thereafter to comply with the provisions of the employment agreement with respect to which the participant was in such breach, (v) failure to comply with a reasonable directive of the Board of Directors or the President of the Company and if, after 5 days written notice to the participant, the participant fails to so comply, (vi) repeated and continuous failure to comply with a reasonable directive of the Board or the President, (vii) commission of an act of fraud, misappropriation of funds or embezzlement in connection with the participant’s employment, or (viii) commission of an act of gross malfeasance or gross negligence causing a material injury to the property or the business of the Company.

VIII.       Plan Authority

The Plan has been approved by the Board of Directors and is administered by the Committee.  The Committee has discretion to interpret the Plan, prescribe, amend and rescind rules and regulations necessary or appropriate for the administration of the Plan, and to make such other determinations and take such other actions in regard to the Plan, or awards earned under the Plan, as it deems necessary or advisable. Any action authorized or directed under the Plan to be taken by the Committee may also be taken by the Company’s Board of Directors.

To the extent any Earned Award or Enhanced Award is deferred compensation subject to section 409A of the Internal Revenue Code, the provisions of the Plan applicable to such Earned Award or Enhanced Award shall be construed and interpreted in accordance with the requirements of such section in order to avoid the imposition of additional tax under such section.

The Plan may be amended or discontinued by the Committee or the Board of Directors at any time and for any or no reason.

IX.          Timing of Payment

Final performance determination will be made as soon as administratively practical upon receipt of the Company’s  audited annual financial statements for the last calendar year of any performance period during which Thresholds were met, but in no event later than 120 days following the end of the performance period.  Except in the event of a Change in Control, Earned Awards or Enhanced Awards will be paid not later than April 30 following the last day of the final calendar year of the applicable performance period.  For purposes of the preceding sentence, payment shall be treated as made on such April 30 if payment is made on a later date that is as soon as practicable after such April 30 and within the same calendar year. A participant shall have no discretion over the payment date and shall have no right to interest as a result of payment on such a later date.  In the event of a Change in Control, Earned Awards will be paid (i) within 30 days after the Change in Control becomes effective, if the Change in Control is also a change in control event as defined in regulations issued under section 409A of the Internal Revenue Code, or (ii) in any other case, within the period described above in this Section.

X.            Method of Payment

All awards under the Plan will be paid as a lump-sum cash payment through the Company’s normal payroll procedures.  The Company shall be entitled to withhold or deduct from any payment of an award hereunder all amounts that may be required to be withheld or deducted under the U.S. Internal Revenue Code or regulations promulgated thereunder, or under any other laws or regulations, whether U.S. or foreign, applicable to such payment.

XI.          Governing Document

If any of the terms of the Plan relating to payments made in the event of a termination of employment conflict with any other agreement to which the employee is subject, the terms of the Plan shall control.

XII.        Beneficiary Designation

Each employee shall designate the person(s) as the beneficiary(ies) to whom any amounts payable under the Plan shall be paid in the event of the employee’s death prior to such payment.  Each beneficiary designation shall be substantially in the form set forth in Appendix A attached hereto and shall be effective only when filed with the Committee during the Participant’s lifetime.  An employee may change his or her beneficiary designation without the consent of any previously designated beneficiary by filing a new beneficiary designation with the Committee.  The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed.  If the employee fails to designate a beneficiary or the designated beneficiary predeceases the employee, any amounts payable shall be paid to the employee’s surviving spouse, or if the employee has no surviving spouse, to the employee’s estate.

XIII.       Payment to Guardian

If an award is payable under the Plan to a minor, a person declared incompetent or a person incapable of handling the disposition of property, the Committee may direct the payment of such award to the guardian, legal representative or person having the care and custody of the minor, incompetent or incapable person.  The Committee may require proof of incompetency, minority, incapacity or guardianship as the Committee may deem appropriate prior to the payment.  The payment shall completely discharge the Committee, the Board of Directors and the Company from all liability with respect to the award payment.

APPENDIX A

VERTEX, INC. & SUBSIDIARIES

2010 LONG-TERM REWARDS PLAN

BENEFICIARY DESIGNATION FORM

This form is for your use under the Vertex Inc. & Subsidiaries 2010 Long-Term Rewards Plan (the “Plan”) to name a beneficiary for the award that may be paid to you under the Plan.  You should complete two copies of the form, sign and date them, and deliver both copies to Human Resources. Human Resources will return one copy to you signed and dated by Vertex

*          *          *          *

I understand that in the event of my death before I receive an award that may be payable to me under the Plan, the award will be paid to the beneficiary designated by me below or, if none or if my designated beneficiary predeceases me, to my surviving spouse or, if none, to my estate.  I further understand that the last beneficiary designation filed by me during my lifetime and accepted by Vertex cancels all prior beneficiary designations previously filed by me under the Plan.

I hereby state that                              [insert name], residing at                                                                  [insert address], whose Social Security number is                   , is designated as my beneficiary.

Signature of Participant	Date

Name of Participant (please print)

ACCEPTED:

VERTEX, INC.

By:

Date